Exhibit 10.1
EMPLOYMENT AGREEMENT
BETWEEN
NATIONAL HEALTHCARE PROPERTIES, INC. AND
SCOTT LAPPETITO
This Employment Agreement (the “Agreement”), entered into on December 20, 2024, and effective as of the Effective Date (as defined below), is by and between National Healthcare Properties, Inc., a Maryland corporation and real estate investment trust (the “Company”), and Scott Lappetito (the “Executive”) (each of them being referred to as a “Party” and together as the “Parties”).
WHEREAS, the Company and the Executive desire to memorialize the terms of the Executive’s employment relationship with the Company effective as of the Effective Date on the terms and conditions set out below.
NOW, THEREFORE, the Company and the Executive, in consideration of the respective covenants set out below, hereby agree as follows:
1.EMPLOYMENT.
(a)Position(s). The Executive shall be employed as the Chief Financial Officer and Treasurer of the Company. The Executive shall work primarily out of his home office or remotely with travel to the Company’s offices located in New York, New York; provided, however, that the Executive understands and agrees that reasonable travel, at the Company’s cost, as applicable, may be required from time to time for business reasons, including working from the Company’s New York, New York offices when requested by the Chief Executive Officer or the board of directors of the Company (the “Board”).
(b)Duties. The Executive shall report directly to the Chief Executive Officer of the Company, and the Executive’s principal duties and responsibilities shall be consistent with his position. At all times during the Term (as defined below), the Executive shall adhere in all material respects to all of the Company’s written policies, rules and regulations governing the conduct of its employees that apply to the Executive and have been previously provided to him, including without limitation, any compliance manual, code of ethics, employee handbook or other policies adopted by the Company from time to time; provided, however, that in any conflict between this Agreement and any policies, rules or regulations, this Agreement shall control.
(c)Extent of Services.    Except for illnesses and vacation periods, the Executive shall devote a substantial majority of his business time and attention and his best efforts to the performance of his duties and responsibilities under this Agreement, and consistent with the time and effort customary for chief financial officers of publicly-traded companies. Notwithstanding the foregoing, the Executive may (i) participate or hold directorships in charitable, academic or community activities, and in trade or professional organizations, (ii) hold directorships on other companies (subject to the prior written consent of the Board, not to be unreasonably withheld, delayed or conditioned) and (iii) manage his and/or his family’s personal investments; provided that all of the Executive’s activities outside of the Executive’s duties to the Company, individually or in the aggregate, comply with the Company’s conflict of interest practices. Notwithstanding the foregoing, the Executive shall be permitted to make other investments and the Executive shall be permitted to continue his existing relationships and business interests (including, without limitation, continuing to be a partner in entities to which he is currently a partner) and other activities, to the extent permitted under Sections 7 and 8 of this

Agreement. Notwithstanding anything to the contrary in this Section 1(c), none of the Executive’s activities outside of the Executive’s duties to the Company shall be permitted to the extent such activities materially interfere with the performance of the Executive’s duties and responsibilities to the Company as provided under this Agreement.
2.TERM. This Agreement and the Executive’s employment shall be effective as of January 1, 2025 (the “Effective Date”) and shall continue in full force and effect thereafter until the third anniversary of the Effective Date (the “Initial Term”); and may be extended, by written agreement between the Company and Executive, for additional renewal terms (each, a “Renewal Term”) as mutually agreed between the parties (the last day of the Initial Term and each such Renewal Term is referred to herein as a “Term Date”), unless the Executive’s employment is sooner terminated pursuant to Section 5. For purposes of this Agreement (and, for the avoidance of doubt, the non-competition and non-solicitation provisions set forth in Section 8 below), “Term” shall mean the actual duration of the Executive’s employment hereunder, taking into account any extensions pursuant to this Section 2 or early termination of employment pursuant to Section 5.
3.COMPENSATION.
(a)Base Salary. The Company (or, if applicable, an affiliate of the Company, including National Healthcare Properties Operating Partnership, L.P. (the “OP”), at the discretion of the Compensation Committee) shall pay the Executive a base salary (the “Base Salary”), which shall be payable in periodic installments according to the Company’s normal payroll practices. For the Term, the Base Salary shall be at the annual rate of four hundred and twenty-five thousand dollars ($425,000). The Executive’s Base Salary shall be reviewed annually by the Board or its Compensation Committee (the “Compensation Committee”) and the Board or Compensation Committee may, but shall not be required to, adjust the Base Salary upwards during the Term and the Base Salary shall not be decreased.
(b)Annual Bonus. The Executive shall be eligible to receive an annual bonus for each completed calendar year during the Term (each an “Annual Bonus”), payable in cash, based on the achievement of the criteria and goals reasonably established and administered by the Board or Compensation Committee. The Executive shall be entitled to earn a target Annual Bonus opportunity of 100% of Executive’s Base Salary (the “Target Annual Bonus”). Depending on results, the Executive’s actual Annual Bonus may be higher or lower than the Target Annual Bonus, as determined by the Compensation Committee, but for calendar year 2025, Executive’s Annual Bonus shall be not less than the Target Annual Bonus. The Annual Bonus for a fiscal year shall be paid as soon as possible following the end of the fiscal year, but in no event later than March 15th of the year following the year to which the Annual Bonus relates. Other than as set forth in Section 6, the Executive must be employed by the Company or an affiliate of the Company on the date Annual Bonus is paid to be eligible to receive the Annual Bonus for such year.
(c)Long-Term Incentive Award. Subject to Executive’s continued employment through the grant date, Executive shall be eligible to receive long-term equity incentive awards on an annual basis at the Compensation Committee’s discretion, the grants of which are expected to occur in the first quarter of the applicable year. For fiscal year 2025, the long-term incentive awards shall have a target grant date fair value of no less than $800,000 and shall be made as soon as practicable following shareholder approval of an omnibus equity incentive plan (the “Plan”) and the listing of the Company’s common stock on a public stock exchange, subject to the timing requirements described herein to determine the number of shares and units to be awarded. The fiscal year 2025 long-term equity incentive awards shall be granted to Executive as an award of time-based restricted common stock of the Company or long term incentive units (“LTIP Units”) of the OP (the “Time-Based Award”) and an award of performance-based restricted stock units (“RSUs”) relating to common stock of the Company or LTIP Units (the “Performance-Based Award” and, together with the Time-Based Award, the “2025 Awards”) at the discretion of the Compensation Committee. No less than fifty percent (50%) of the 2025 Awards shall be a Time-Based Award. The number of time-based restricted shares of common stock or LTIP Units granted for fiscal year 2025 shall be based on the Company’s volume-weighted average price for the sixty (60)-days following the Company’s listing on a public stock exchange; subsequent time-based restricted shares of common stock or LTIP Units shall be based on the Company’s five (5)-day closing stock price prior to the date of grant. The number of performance-based RSUs or LTIP Units granted for fiscal year 2025 shall be based on the Monte-Carlo or similar third-party valuation that is required for GAAP purposes. The performance objectives and other terms and conditions of the 2025 Performance-Based Award will be reasonably determined by the Board or the Compensation Committee in good faith. The 2025 Time-Based Award will vest ratably on an annual basis over a three (3)-year period commencing on the Effective Date, subject to Executive’s continuous employment through the applicable vesting dates (except as otherwise provided in Section 6(a), (b), (c) of this Agreement). The 2025 Awards will be granted under, and will be subject to, the terms of the Company’s Plan and award agreements. If the Company’s shareholders do not approve the Plan at the Company’s annual shareholder meeting in fiscal year 2025 (“Annual Meeting”) and the Company’s common stock does not become listed on a public stock exchange in fiscal year 2025, then the 2025 Awards will be deemed granted and automatically convert into a deferred cash based award equal to at least $800,000 with one third (equal to $266,666.66) vesting and payable on the last day of each of fiscal year 2025, fiscal year 2026 and fiscal year 2027, respectively, subject to Executive’s continued employment through the applicable vesting date (except as otherwise provided in Section 6(a), (b), (c) of this Agreement). If the Company receives the approval of the Plan from its shareholders at the Annual Meeting but the Company’s common stock does not become listed on a public stock exchange in fiscal year 2025, then the 2025 Awards will be granted in the form of time-based restricted common stock of the Company or LTIP Units with a target grant date fair value of no less than $800,000 based on the Company’s then most recent net asset value prior to the grant date, vesting ratably over a three (3)-year period subject to Executive’s continuous employment through the applicable vesting date (except as otherwise provided in Section 6(a), (b), (c) of this Agreement).
(d)One-Time Equity Award. As soon as practicable following shareholder approval of the Plan, Executive will be granted an award of time-based restricted common stock of the Company or LTIP Units with a grant date fair value of one million dollars ($1,000,000) based on the Company’s most recent net asset value prior to the Effective Date (the “One-Time Award”). Subject to Executive’s continuous employment through the applicable vesting date (except as otherwise provided in Section 6(a), (b), (c) of this Agreement), the One-Time Award will vest in ratable annual installments over a three (3)-year period commencing on the Effective Date. The One-Time Award will be granted under, and will be subject to, the terms of the Plan and an award agreement. Notwithstanding the foregoing, if the Plan is not approved by the Company’s shareholders at the Annual Meeting, the One-Time Award will be deemed granted and will, automatically convert into a deferred cash based award equal to $1,000,000 with one third ($333,333.33) vesting and payable on the each of the first three anniversaries of the Effective Date, subject to Executive’s continued employment through the applicable vesting date.
4.BENEFITS.
(a)Vacation. The Executive shall be entitled to five (5) weeks paid vacation per full calendar year, which shall accrue in accordance with the Company’s vacation policy as in effect from time to time.

(b)Sick and Personal Days. The Executive shall be entitled to sick and personal days pursuant to Company policy.
(c)Employee Benefit Plans. The Executive will be eligible for and entitled to participate in any Company sponsored employee benefit plans maintained for the Company’s employees, including but not limited to benefits such as group health, life and long-term disability insurance and a 401(k) plan, as such benefits may be offered from time to time, on a basis no less favorable than that applicable to other similarly situated executives of the Company. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.
(d)Other Benefits.
(i)INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE. The Company shall, consistent with the terms below, indemnify the Executive for all costs, charges, damages, or expenses incurred or sustained by the Executive in connection with any demand, action, suit, or proceeding (“Claims”) to which the Executive may be made a party by reason of the Executive being or having been an officer, director, or employee of the Company, or any of their affiliates, to the maximum extent permitted by New York law. The Executive’s right to indemnification from the Company pursuant to the preceding sentence does not apply, however, to any Claim (other than a derivative Claim) brought by the Company, against the Executive, or by the Executive against the Company, (excluding any Claim brought in defense of an indemnifiable Claim or to enforce any right to indemnification as contemplated in the previous sentence.). For the avoidance of doubt, nothing in this Section 4(d) shall limit any right to indemnity the Executive may have under the organizational documents or By-Laws of the Company. The Executive shall notify the Company within five (5) business days of any Claim, and the Company shall be entitled to assume the defense with counsel selected by the Company; provided, however, that the Executive shall have the right to employ counsel to represent him (at the Company’s expense) if Company counsel would have a conflict of interest (as determined by Company counsel) in representing both the Company and the Executive. The Company agrees to advance fees and expenses reasonably incurred by the Executive in connection with any Claim if it has chosen not to assume the defense of that Claim or if the Executive retains separate counsel because the Company’s counsel has determined there is a conflict of interest. The Executive agrees to cooperate with the Company’s efforts to obtain insurance coverage, or to get indemnified or recovery from another source, for any costs, charges, damages, or expenses incurred in the Executive’s defense. During the Term, the Executive shall continue to be entitled to directors and officers insurance coverage for his acts and omissions while serving as an officer of the Company on a basis no less favorable to the Executive than the coverage provided generally to the other officers and trustees of the Company. Additionally, after any termination of employment of the Executive for any reason, for a period through the sixth anniversary of the termination of employment, the Company shall maintain directors and officers insurance coverage for the Executive covering his acts or omissions while an officer of the Company on a basis no less favorable to the Executive than the coverage generally provided to then-current officers and trustees.
(ii)EXPENSES, OFFICE AND SECRETARIAL SUPPORT. The Executive shall be entitled to reimbursement of all reasonable business expenses, in accordance with the Company’s policy as in effect from time to time and on a basis no less favorable than that uniformly applicable to other senior executives of the Company (provided that the Executive shall be entitled to reimbursement for business class travel), including, without limitation, telephone, lodging, parking and reasonable entertainment expenses incurred by the Executive in connection with the business of the Company, promptly after the presentation by the Executive of appropriate documentation. The Company shall provide the Executive with the technology and support for Zoom, Teams and similar web based conference capabilities in the New York offices as well as at his home residence. The Executive shall also receive appropriate office space, administrative support, and such other facilities and services as are suitable to the Executive’s positions and adequate for the performance of the Executive’s duties in the Company’s New York offices.
(iii)CONTINUING EDUCATION, PROFESSIONAL DEVELOPMENT AND OTHER EXPENSES. The Company shall pay for the professional licenses of the Executive in all states in which he is licensed, and shall reimburse the Executive for all reasonable and customary costs incurred in his complying with any continuing education requirements required to maintain his license(s) and other expenses for professional organizations and continued education reasonably incurred by the Executive and reasonably related to the continued performance of his duties. The Company will also directly cover or reimburse (where direct payment is not possible) the Executive for reasonable and documented legal and/or tax planning expenses incurred in connection with entering into this Agreement for up to $10,000.
5.TERMINATION. Notwithstanding any other provision of this Agreement to the contrary, the employment of the Executive by the Company and this Agreement shall terminate immediately upon his death, the Company shall have the right to and may, in the exercise of its discretion, terminate the Executive at any time by reason of Disability, or with Cause or without Cause, and the Executive shall have the right to and may, in the exercise of his discretion, Voluntarily Resign for any reason his employment during the Term, subject to the provisions set forth below:
(a)The employment of the Executive by the Company shall terminate immediately upon death of the Executive or immediately upon the giving of written notice by the Company to the Executive of his termination due to Disability. As used in this Agreement, “Disabled” shall mean the Executive is unable to perform his duties hereunder due to any sickness, injury or disability for a consecutive period of one hundred eighty (180) days or an aggregate of six (6) months in any twelve (12)-consecutive month period. A determination of “Disabled” shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disabled shall be binding on all parties, and which cost, in any such case, shall be paid entirely by the Company. The appointment of one or more individuals to carry out the offices or duties of the Executive during a period of the Executive’s inability to perform such duties and pending a determination of Disabled shall not be considered a breach of this Agreement by the Company.
(b)With Cause. The employment of the Executive by the Company shall terminate at the election of the Company immediately upon the giving of written notice by the Company to the Executive of his termination with Cause, subject to the terms of this Section 5(b). For purposes of this Agreement, the term “Cause” means that the Executive: (1) has been convicted of, or entered a plea of guilty or “nolo contendere” to, a felony (excluding any felony relating to the negligent operation of an automobile) or a misdemeanor involving moral turpitude or fraud, whether or not connected with the business of the Company, (2) has committed fraud, embezzlement or willful misappropriation of funds or property of the Company, (3) has failed to substantially perform (other than by reason of illness or temporary disability) his reasonably assigned material duties hereunder, including but not limited to duties consistent with the Executive’s position as are assigned by the Chief Executive Officer of the Company after the date of this Agreement, (4) has engaged in willful misconduct or gross negligence in the performance of his duties, (5) has engaged in conduct that violated the Company’s then existing written internal policies or procedures that apply to the Executive and were provided to him prior to the violation and which is or could reasonably be expected to be detrimental to the business or reputation of the Company, or (6) has breached any material term or provision of this Agreement, including, but not limited to, Sections 7 or 8 of this Agreement, or any non-competition in effect between the Executive and the Company, provided, however, that in the case of clauses (3), (4), (5) and, to the extent curable, clause (6) above “Cause” shall not exist unless the Executive fails to remedy to the reasonable satisfaction of the Board such act, omission or condition, within thirty (30) days after the Executive receives from the Board written notice that sets forth in reasonable detail the basis for the Board’s belief that “Cause” exists; and in the event of termination pursuant to this Section 5(b), notwithstanding anything in this Agreement to the contrary, except as set forth in Section 6(c), no payments under Section 3(b) through (d) shall be payable to Executive.
(c)Without Cause; Voluntary Resignation. The employment of the Executive by the Company and this Agreement shall terminate at the election of the Company without Cause, and at the election of the Executive for any reason other than Good Reason or the non-renewal of the Initial Term or any Renewal Term in each case by the Executive (“Voluntary Resignation”), in either case upon thirty (30) days prior written notice to the Executive or the Company, as the case may be.
(d)Good Reason. The employment of the Executive shall terminate at the election of the Executive for Good Reason subject to the terms of this Section 5(d). For purposes of this Agreement, “Good Reason” means any of the following occurring without Executive’s consent: (i) any reduction in the amount of then current Base Salary payable or Target Annual Bonus opportunity; (ii) any change in Executive’s title or material diminution in Executive’s responsibilities, duties or authority in a manner which is materially inconsistent with the position Executive holds (including, without limitation, a change in reporting structure); (iii) the Company’s requiring Executive to be based at any location other than as specified in this Agreement that materially increases Executive’s commute; (iv) any material breach by the Company of any material term or provision of the Agreement; or (v) failure to require any successor of the Company to assume and perform the Agreement; provided, however, that none of the events described in the foregoing clauses shall constitute Good Reason unless Executive has notified the Company in writing describing the events that constitute Good Reason within thirty (30) calendar days following the first occurrence of such events and then only if the Company fails to cure such events within thirty (30) calendar days after the Company’s receipt of such written notice, and Executive shall have terminated Executive’s employment with the Company within thirty (30) calendar days following the expiration of such cure period.
(e)Non-renewal. This Agreement and the Executive’s employment shall terminate at a Term Date if either the Executive or the Company notifies the other party of its non-renewal of this Agreement not later than ninety (90) days prior to such Term Date by providing written notice to the other party of such party’s intent not to renew (“Non-renewal”).
(f)Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination pursuant to death) shall be communicated by written Notice of Termination to the other party hereto in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
(g)Date of Termination. The “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant Disability or for Cause, the date of delivery of the Notice of Termination unless otherwise specified in such notice, (iii) the applicable Term Date if termination is due to a notice of Non-renewal, and (iv) if the Executive’s employment is terminated for any other reason, the date the Executive ceases performing services as an employee of the Company.
6.EFFECTS OF TERMINATION.
(a)Death or Termination by the Company for Disability. If the employment of the Executive should terminate during the Term due to his death or at the election of the Company due to Disability, then the Company will pay or provide to the Executive (or his estate, if applicable):
(i)any earned and accrued but unpaid installment of Base Salary through the Date of Termination payable in accordance with the Company’s normal payroll practices;
(ii)reimbursement for any unreimbursed business expenses incurred through the Date of Termination in accordance with Sections 4(e) and 14(l)(ii);
(iii)all other applicable payments or benefits to which the Executive shall be entitled under, and paid or provided in accordance with, the terms of any applicable arrangement, plan or program under Section 4(d) through the Date of Termination (collectively, Sections 6(a)(i) through 6(a)(iii), payable in accordance with this Section 6(a), shall be hereafter referred to as the “Accrued Benefits”);
(iv)any accrued but unpaid Annual Bonus for the year prior to the year of termination;
(v)accelerated vesting of all unvested time-based vesting shares of equity or equity based awards (including, without limitation, any deferred cash based award that was granted or was scheduled to be granted and the One-Time Award) (collectively, the “Vesting Benefits”) (for the avoidance of doubt, performance-based equity or equity based awards shall be governed by the terms of the applicable award agreement, provided that such performance based awards shall continue to remain outstanding until the end of the applicable performance period and Executive shall vest in a pro rata portion of such performance based awards based on the length of time Executive was employed during the performance period multiplied by the actual performance for the entire period (with any subjective performance measures with respect to executive’s performance measured at target); and
(vi)a pro-rated Annual Bonus for the year in which the Date of Termination occurs, payable at the time and in the manner set forth in Section 3(b) (the “Pro Rata Incentives”).
(b)Termination by the Company without Cause or by the Executive for Good Reason. If the employment of the Executive should terminate during the Term at the election of the Company without Cause or by the Executive for Good Reason and other than pursuant to Section 6(a) above), then, the Company shall pay or provide to the Executive:
(i)the Accrued Benefits;
(ii)any accrued but unpaid Annual Bonus for the year prior to the year of termination;
(iii)the Pro Rata Incentives (provided, however, that if Executive’s employment hereunder is terminated prior to the payment of Executive’s Annual Bonus for calendar year 2025, Executive shall be entitled to the guaranteed payment of 100% of his Base Salary);
(iv)the Vesting Benefits;
(v)if Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Executive for the monthly COBRA premium paid by the Executive for himself and his dependents until the earliest of (i) the eighteen (18)-month anniversary of the Date of Termination, (ii) the date Executive is no longer eligible to receive COBRA continuation coverage, and (iii) the date on which Executive receives substantially similar coverage from another employer or other source, provided, however, if the Company’s making such reimbursement payments would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this provision in a manner as is necessary to comply with the ACA; and
(vi)subject to Sections 6(e) and 15(l)(iv) and (v), the Company shall pay Executive cash severance (the “Severance Amount”) equal to the Severance Multiple times the sum of (A) Executive’s then-current Base Salary (disregarding any reduction in Base Salary not approved by Executive) and (B) Executive’s Target Annual Bonus for the then-current calendar year. If the termination described in this Section 6(a) does not occur during the Change in Control Period, the Severance Amount will be paid in equal installments in accordance with the normal payroll practice of the Company over the 24-month period following the Date of Termination, with such installment payments beginning within sixty (60) days following the Date of Termination (with the first payment to include any installment payments that would have been made during such 60-day period if payments had commenced on the Date of Termination). If the termination described in this Section 4(b) occurs during the Change in Control Period, the Severance Amount will be paid in a lump sum within sixty (60) days following the Date of Termination. For purposes of this Agreement, the term “Severance Multiple” means (i) 1.0x if the Severance Amount is payable under Section 6(b) on account of termination that does not occur during the Change in Control Period and (ii) 2.0x if the Severance Amount is payable under Section 6(b) on account of a termination that occurs during the Change in Control Period.
For purposes of this section, “Change in Control” means the occurrence of any of the following after the Effective Date:

(i)the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries, taken as a whole, to any Person;

(ii)the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, as of the beginning of any consecutive twelve (12)-month period, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the twelve (12)-month period or whose appointment, election or nomination for election was previously so approved or recommended;

(iii)a Person becomes the “beneficial owner” (as used in Rule 13d-3 under the Exchange Act) of 50% or more of the total voting power of the stock of the Company;

(iv)the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company if, immediately after the consummation of such transaction, the shareholders of the Company immediately prior thereto do not own, directly or indirectly, either outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such transaction or more than 50% of the combined outstanding voting power of the parent of the surviving entity in such transaction; or

(v)approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of any transaction or series of integrated transactions immediately following which the shareholders of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in a Person that owns all or substantially all of the voting securities or assets of the Company immediately following such transaction or series of transactions.

For purposes of this Agreement, “Change in Control Period” means the period beginning on the date of a Change in Control and ending on the eighteen (18)-month anniversary of the date of the Change in Control.

(c)By the Company for Cause, or Voluntary Resignation by the Executive. In the event that the Executive’s employment is terminated during the Term by the Company for Cause, the Company shall pay the Executive only the Accrued Benefits, and the Company shall have no further obligations to the Executive under this Agreement and the Executive shall forfeit all right, title and interest in any vested and unvested portions of the Executive interests. In the event that the Executive’s employment is terminated during the Term by a Voluntary Resignation, the Company shall pay the Executive: (i) the Accrued Benefits, and (ii) the Pro Rata Incentives (pursuant to the terms of Section 6(a)(vi) above). For the avoidance of doubt, the Executive’s Voluntary Resignation shall not be deemed to waive any right to damages or other compensation the Executive may be entitled to in law or in equity due to breach by the Company of the terms or provisions of this Agreement.
(d)By the Executive or the Company due to Non-renewal. If the employment of the Executive should terminate during the Term or on the Term Date either at the election of the Executive due to Non-renewal or because the Company and Executive mutually agree to not enter into a Renewal Term, then the Company shall pay or provide to the Executive only the Accrued Benefits and the Company shall have no further obligations to the Executive under this Agreement. If the employment of the Executive should terminate at the election of the Company due to Non-renewal, then, such termination shall be treated as a termination by the Company without Cause and the Executive shall be entitled to receive the pay and benefits as set forth in Section 6(b) and the Accrued Benefits.
(e)Release. Payments by the Company required under this Section 6 following termination or expiration of the Executive’s employment for any reason (other than payments of the Accrued Benefits) shall be conditioned on and shall not be payable unless the Company receives from the Executive within sixty (60) days of the Date of Termination a fully effective and non-revocable written release in form attached as Annex A to this Agreement (the “General Release”), which, for the avoidance of doubt, shall not contain any post-employment restrictions other than as contained herein, and shall not release any rights to indemnification, any Severance Payments, or other vested or accrued benefits under any other benefit plan in which the Executive participates that are due and payable on and after the Date of Termination or rights with respect to vested equity or equity based awards.
(f)Termination of Authority. Immediately upon the Executive terminating or being terminated from his employment with the Company for any reason, notwithstanding anything else appearing in this Agreement or otherwise, the Executive will stop serving the functions of his terminated or expired position(s) and shall be without any of the authority or responsibility for such position(s).
7.Confidential Information.
(a)During and following the Executive’s employment with the Company, the Executive shall keep secret and retain in confidence, and will not use for the benefit of the Executive or others except in connection with the business and affairs of the Company and its affiliates, all Confidential Information. For purposes of this Agreement, “Confidential Information” means information, observations and data concerning the business or affairs of the Company and its affiliates, including, without limitation, all business information (whether or not in written form) which relates to the Company or its affiliates, or their equityholders, customers, suppliers or contractors or any other third parties in respect of which the Company or its affiliates has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and which is not known to the public generally other than as a result of Executive’s breach of this Agreement, including but not limited to: technical information or reports; formulas; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists. Confidential Information shall not include such information known to Executive prior to Executive’s involvement with the Company or its affiliates or information rightfully obtained from a third party (other than pursuant to a breach by Executive of this Agreement). Without limiting the foregoing, Executive agrees to keep confidential the existence of, and any information concerning, any dispute between Executive and the Company or its affiliates, except that Executive may disclose information concerning such dispute to (i) the court that is considering such dispute or to (ii) Executive’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of such dispute).
(b)Executive further agrees that Executive shall not improperly use or disclose any Confidential Information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and shall not bring onto the premises of the Company or its affiliates any unpublished documents or any property belonging to any Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or other Person.
(c)The Parties agree that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other governmental entity. The Parties further agree that this Agreement does not limit Executive’s ability to communicate with any governmental entity or otherwise participate in any investigation or proceeding that may be conducted by any governmental entity, including providing documents or other information or making disclosures that are protected under the whistleblower provisions of applicable law or regulation, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any governmental entity. It is acknowledged and agreed that the Executive shall not be restricted from disclosing Confidential information to the extent necessary in connection with the Executive’s employment or provision of services to the Company.
8.COVENANTS.
(a)Non-Competition. The Executive shall not, directly or indirectly, at any time during the Term or during the twelve (12) month period following the Date of Termination (the “Restricted Period”):
(i)have any ownership interest in a Competitor other than a passive investment of no more than 5% of the outstanding equity or debt securities of a Competitor; or
(ii)engage in or perform services (whether as an employee, consultant, proprietor, partner, director or otherwise) for any Competitor, if such services either (1) are the same as or similar to (individually or in the aggregate) the services Executive performed for the Company during his employment with the Company, or (2) are performed with respect to products or services of the Competitor that are competitive with the products or services provided by the Company with which Executive was involved during his employment with the Company or about which he had access to Confidential Information during his employment with the Company. As used in this section, “Competitor” means: (i) any public (traded or non-traded) real estate investment trust, fund or other investment vehicle or program whose principal place of business is in the United States and whose business involves investing in, owning, managing, advising or operating healthcare properties of the type owned by the Company if owned by the Company as of the date of termination, whether directly or indirectly through joint ventures; and (ii) any entity whose principal place of business is in the United States and that advises (including any external advisor) public (traded or non-traded) real estate investment trust, fund or other investment vehicle or program whose principal place of business is in the United States and whose business involves investing in, owning, managing, advising or operating healthcare properties of the type owned by the Company if owned by the Company, whether directly or indirectly through joint ventures.
(b)Non-Solicitation of Employees. The Executive shall not, directly or indirectly, at any time during the Term or during the Restricted Period:
(i)solicit, induce, recruit or encourage any of the Company’s employees, consultants or independent contractors or any Person who provides services to the Company to terminate or reduce their employment or other relationship with the Company;

(ii)hire any individual who is (or was, within the 6-month period immediately preceding such hiring) an employee, exclusive consultant, or exclusive independent contractor of the Company; or
(iii)attempt to do any of the foregoing;
Notwithstanding the foregoing, the provisions of this Section 8(b) shall not be violated by (A) general advertising or solicitation not specifically targeted at Company-related Person or hiring a respondent to such advertising or solicitation or (B) actions taken by any Person with which Executive is associated if Executive is not personally involved in any manner in the matter and has not identified such Company-related Person for soliciting or hiring.

For purposes of this Agreement, “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

(c)Non-Solicitation of Customers. The Executive shall not, directly or indirectly, at any time during the Term or during the Restricted Period, (i) solicit, entice, or induce any Customer for the purpose of providing, or provide, products or services that are competitive with the products or services provided by the Company, or (ii) solicit, entice, or induce any Customer to terminate or reduce its business with (or refrain from increasing its business with) the Company. Notwithstanding the foregoing, nothing in this subsection 8(c) shall prohibit Executive from accepting a business relationship with a Customer that is not solicited within the meaning of this subsection 8(c) so long as Executive is not acting in violation of the provisions of Section 8(a) above. As used in this Section 8(c), “Customer” means any Person to which the Company provided products or services (or was invested in products offered by the Company), and with which Executive or any person reporting directly to Executive had contact on behalf of the Company, within the last twelve (12) months of his employment with the Company.
(d)Non-Disparagement. At any time during the Restricted Period and thereafter, Executive shall not, directly or indirectly, disparage, criticize or otherwise make derogatory statements regarding the Company or any of its affiliates or their respective successors, directors or officers. Following the Date of the Termination, the Company shall instruct its officers to not directly or indirectly, disparage, criticize or otherwise make derogatory statements regarding the Employee with respect to any of his respective past or present activities. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).
(e)Acknowledgement. The Executive acknowledges that he will acquire much Confidential Information concerning the past, present and future business of the Company as the result of his employment, as well as access to the relationships between the Company and its clients and employees. The Executive further acknowledges that the business of the Company is very competitive and that competition by him in that business during his employment, or after his employment terminates, would severely injure the Company. The Executive understands and agrees that the restrictions contained in this Section 8 are reasonable and are required for the Company’s legitimate protection, and do not unduly limit his ability to earn a livelihood.
(f)Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by him of any of the provisions of Sections 7 and 8 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages may not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company and its affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates, under law or in equity (including, without limitation, the recovery of damages):
(i)the right and remedy to seek to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court of competent jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and
(ii)the right and remedy to seek to require the Executive to account for and pay over to the Company and its affiliates all compensation, profits, monies, accruals, increments or other benefits derived or received by him solely as the result of any transactions constituting a breach of the Restrictive Covenants.
(g)If any court or arbitrator of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration, scope of activities or geographical scope of such provision, then, after such determination, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.
9.INTELLECTUAL PROPERTY. The Executive shall promptly disclose to the Company or any successor or assign, and grant to the Company and its successors and assigns without any separate remuneration or compensation other than that received by him in the course of his employment, his entire right, title and interest in and to any and all inventions, developments, discoveries, models, or business plans or opportunities, or any other intellectual property of any type or nature whatsoever (“Intellectual Property”), developed by him during the period of, and in connection with, his employment by the Company and whether developed by him during or after business hours, or alone or in connection with others, that is in any way related to the business of the Company, its successors or assigns. This provision shall not apply to books or articles authored by the Executive during non-work hours, consistent with his obligations under this Agreement, so long as such books or articles (a) are not funded in whole or in part by the Company, and (b) do not contain any Confidential Information or Intellectual Property of the Company. The Executive agrees, at the Company’s expense, to take all steps necessary or proper to vest title to all such Intellectual Property in the Company, and cooperate fully and assist the Company in any litigation or other proceedings involving any such Intellectual Property.
10.EQUITABLE RELIEF. The Executive acknowledges and agrees that, notwithstanding anything herein to the contrary, including without limitation Section 11 hereof, upon any breach by the Executive of his obligations under Sections 7, 8 or 9 hereof, the Company will have no adequate remedy at law, and accordingly shall be entitled to seek specific performance and other appropriate injunctive and equitable relief in a court of competent jurisdiction.
11.ALTERNATIVE DISPUTE RESOLUTION (“ADR”) POLICY AND PROCEDURE.
(a)Coverage. Except as otherwise expressly provided in this Agreement, and to the fullest extent permitted by law, this ADR Policy and Procedure is the sole and exclusive method by which the Executive and the Company are required to resolve any and all disputes arising out of or related to the Executive’s employment with the Company or the termination of that employment, each of which is referred to as “Employment-Related Dispute”, including, but not limited to, disputes arising out of or related to any of the following subjects:
•Compensation or other terms or conditions of the Executive’s employment; or
•Application or enforcement of any Company program or policy to the Executive; or
•Any disciplinary action or other adverse employment decision of the Company or any statement related to the Executive’s employment, performance or termination; or
•Any policy of the Company or any agreement between the Executive and the Company; or
•Disputes over the arbitrability of any controversy or claim which arguably is or may be subject to this ADR Policy and Procedure; or
•Claims arising out of or related to any current or future federal, state or local civil rights laws, fair employment laws, wage and hour laws, fair labor or employment standards laws, laws against discrimination, equal pay laws, wage and salary payment laws, plant or facility closing or layoff laws, laws in regard to employment benefits or protections, family and medical leave laws, and whistleblower laws, including by way of example, but not limited to, the federal Civil Rights Acts of 1866, 1871, 1964 and 1991, the Pregnancy Discrimination Act of 1978, the Age Discrimination in Employment Act of 1967, the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, and the Employee Retirement Income Security Act of 1978, as they have been or may be amended from time to time; or
•Any other dispute arising out of or related to the Executive’s employment or its termination.
(b)Step 1: Negotiation. The Executive and the Company shall attempt in good faith to negotiate a resolution of any Employment-Related Dispute.
(c)Step 2: Mediation. If an Employment-Related Dispute cannot be settled through negotiation and remains unresolved fifteen (15) days after it is asserted, the Executive or the Company may submit the dispute to mediation and the parties shall attempt in good faith to resolve the dispute by mediation, under the mediation procedure of JAMS or the American Arbitration Association (“AAA”). The choice of the JAMS or AAA mediation procedure shall be made by the party initiating mediation. Unless the Parties agree otherwise in writing, the mediation shall be conducted by a single mediator, and the mediator shall be selected from an appropriate JAMS or AAA panel pursuant to the JAMS or AAA rules, respectively. The mediation shall be conducted in New York City, New York. The cost of the mediator’s professional fees and expenses and any reasonable administrative fee will be paid by the Company, and each Party shall bear its own attorneys’ fees and costs of the mediation.
(d)Step 3: Binding Arbitration. If an Employment-Related Dispute cannot be settled through mediation and remains unresolved the shorter of forty-five (45) days after the appointment of the mediator or five (5) days after the aforementioned first mediation hearing, the Executive or the Company may submit the dispute to arbitration and the dispute shall be settled in arbitration by a single arbitrator in accordance with the applicable rules for arbitration of employment disputes of JAMS or the AAA in effect at the time of the submission to arbitration. The choice of JAMS or AAA arbitration rules shall be made by the Party initiating arbitration. The arbitration shall be kept confidential and shall be conducted in the city and state of the Executive’s primary Company office at the time of the arbitration or as of the Date of the Termination. The arbitrator shall not have the authority to alter or amend any lawful policy, procedure or practice of the Company or agreement to which the Company is a party or the substantive rights or defenses of either Party under any statute, contract, constitution or common law. Each Party shall be responsible for its own attorneys’ fees and other costs, fees and expenses, if any, with respect to its conduct of the arbitration. The administrative cost of the arbitration, including any reasonable administrative fee and arbitrator’s fees and expenses, shall be shared equally and paid by the Parties. The arbitrator is expressly empowered to award reasonable attorneys’ fees and expenses to the prevailing party as well as all other remedies to which either party would be entitled if the dispute were resolved in court. The decision and award of the arbitrator is final and binding. The arbitrator shall promptly issue a written decision in support of his/her award. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction, and the award may be confirmed and enforced in any such court. The Federal Arbitration Act shall govern the application and enforcement of the provisions of this Section 11.
(e)Provisional Remedies. The Executive or the Company may file a complaint or commence a court action to obtain an injunction to enforce the provisions of this ADR Policy and Procedure, or to seek a temporary restraining order or preliminary injunction or other provisional relief to maintain the status quo or in aid of or pending the application or enforcement of this ADR Policy and Procedure. In the event of such complaint or action, the parties shall continue to participate in good faith in this ADR Policy and Procedure.
(f)Administrative Agencies. Nothing in this ADR Policy and Procedure is intended to prevent the Executive from filing a complaint or charge with any administrative agency, including, but not limited to, the Equal Employment Opportunity Commission and the National Labor Relations Board.
(g)At-Will Employment/Waiver of Jury or Court Trial. This ADR Policy and Procedure does not alter the terms and conditions of the Executive’s employment pursuant to this Agreement. Nothing in this ADR Policy and Procedure limits in any way the Executive’s right or the Company’s right to terminate the Executive’s employment at any time consistent with the terms of the Agreement. This ADR Policy and Procedure does not require the Executive or Company to start the arbitration process before taking action of any kind, including without limitation the termination of the Executive’s employment. This ADR Policy and Procedure waives any right that the Executive or the Company may have to a jury trial or a court trial of any Employment-Related Dispute (except as provided above in Sections 10 or 11(e) for a court to issue provisional or equitable remedies).
(h)ADR Agreement and Savings Provision.
(i)The Executive and the Company agree that this ADR Policy and Procedure shall mandatorily apply and be the sole and exclusive method by which both the Executive and the Company are required to resolve any and all Employment-Related Disputes, to the fullest extent permitted and not prohibited or restricted by law.
(ii)Should any provision of this ADR Policy and Procedure be held invalid, illegal or unenforceable, the Executive and the Company agree that it shall be deemed to be modified so that its purpose can lawfully be effectuated and the balance of this ADR Policy and Procedure shall remain in full force and effect. The Executive and the Company further agree that the provisions of this ADR Policy and Procedure shall be deemed severable and the invalidity or enforceability of any provision of the Agreement shall not affect the validity or enforceability of the provisions of this Section 11.
12.COOPERATION IN FUTURE MATTERS. The Executive hereby agrees that for a period of eighteen (18) months following his termination of employment, he shall cooperate fully with the Company’s reasonable requests relating to matters that pertain to the Executive’s employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration the Executive’s other commitments and all reasonable out of pocket costs incurred by the Executive shall be fully paid by the Company. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with his rights under or ability to enforce this Agreement.
13.RETURN OF PROPERTY. On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive will promptly return all property belonging to the Company or any of its affiliates.
14.GENERAL.
(a)Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified in writing to the other party hereto, in accordance with this Section 14(a).
If to the Company, to:    540 Madison Ave.
    27th Floor
    New York, NY 10019
Attn: General Counsel

If to the Executive, at his last residence shown on the records of the Company,
(b)Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.
(c)Waivers.
(i)No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.
(ii)Except as expressly set forth in this Agreement, Executive shall not be entitled to and the Company shall not be responsible to the Executive for any remuneration or benefits on behalf of Executive’s services to the Company, his employment or the termination of such employment.
(d)Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.
(e)Assigns. This Agreement shall be binding upon and inure to the benefit of the Company’s successors and assigns and the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by the Executive, it being understood and agreed that this is a contract for the Executive’s personal services. This Agreement shall be assignable by the Company, to a successor to the Company’s business or assets, upon notice to the Executive. When assigned to a successor, the assignee shall assume this Agreement and expressly agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of such an assignment and the Company shall be released of all obligations hereunder. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that executes and delivers the assumption agreement described in the immediately preceding sentence or that becomes bound by this Agreement by operation of law.
(f)Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by the Executive and a duly authorized representative of the Company (other than the Executive).
(g)Governing Law. This Agreement and the performance and enforcement hereof shall be construed and governed in accordance with the laws of the State of New York without regard to any choice of law or conflict of law principles, rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
(h)Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction. Whenever any word is used herein in one gender, it shall be construed to include the other gender, and any word used in the singular shall be construed to include the plural in any case in which it would apply and vice versa.
(i)Payments and Exercise of Rights after Death. Any amounts payable hereunder after the Executive’s death shall be paid to the Executive’s designated beneficiary or beneficiaries, whether received as a designated beneficiary or by will or the laws of descent and distribution. The Executive may designate a beneficiary or beneficiaries for all purposes of this Agreement, and may change at any time such designation, by notice to the Company making specific reference to this Agreement. If no designated beneficiary survives the Executive or the Executive fails to designate a beneficiary for purposes of this Agreement prior to his death, all amounts thereafter due hereunder shall be paid, as and when payable, to his spouse, if he or she survives the Executive, and otherwise to his estate.
(j)Consultation with Counsel. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel or other advisers of his own choosing concerning the terms, enforceability and implications of this Agreement, that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement, and that the Executive’s execution of this Agreement is knowing and voluntary.
(k)Withholding. Any payments provided for in this Agreement shall be paid net of any applicable income tax withholding required under federal, state or local law.
(l)Section 409A.
(i)Although the Company does not guarantee the tax treatment of any payments under the Agreement, the intent of the Parties is that the payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted the Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.
(ii)Notwithstanding any other provision of this Agreement to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” under Code Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred (or, where applicable, no later than such earlier time required by the Agreement). The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.
(iii)For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(iv)Notwithstanding any other provision of this Agreement to the contrary, if at the time of Executive’s separation from service (as defined in Code Section 409A), Executive is a “Specified Employee”, then solely to the extent required by Code Section 409A, the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). Executive will be a “Specified Employee” for purposes of this Agreement if, on the date of Executive’s separation from service, Executive is an individual who is, under the method of determination adopted by the Company designated as, or within the category of executives deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.

(v)Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of the Executive’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.
(m)Section 280G. Notwithstanding any provision of this Agreement, if any portion of the payments or benefits under this Agreement, or under any other agreement with the Executive or plan of the Company or its affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would result in the imposition on the Executive of an excise tax under Section 4999 of the Code (the “Excise Tax”), then the Total Payments to be made to the Executive shall either be (i) delivered in full, or (ii) delivered in such amount so that no portion of such Total Payments would be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Executive of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax). The determination required by this section shall be made by a national accounting firm (after taking into account any mitigation provisions including reasonable compensation and valuation of any restrictive covenants), and the Executive shall cooperate in good faith with the Company in making such determination and providing any necessary information for this purpose.
(n)Survival. Notwithstanding anything in this Agreement or elsewhere to the contrary, the provisions of Sections 6, 7, 8, 9, 10, 11, 12, 13 and 14 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
National Healthcare Properties, Inc.
By:    /s/ Michael Anderson
Name: Michael Anderson
Title: Chief Executive Officer and President

Executive
By:    /s/ Scott Lappetito
Scott Lappetito

Annex A: Form of General Release

[See attached.]

ANNEX A
GENERAL RELEASE AND WAIVER AGREEMENT
This General Release and Waiver Agreement (the “General Release”) is made as of the day of ___________________________, 20_ by ___________________________ (the “Executive”),
WHEREAS, the Executive and National Healthcare Properties, Inc., a Maryland corporation and real estate investment trust (the “Company”) have entered into an Employment Agreement (the “Agreement”) dated as of December 20, 2024, that provides for certain compensation and severance amounts upon the Executive’s termination of employment; and
WHEREAS, the Executive has agreed, pursuant to the terms of the Agreement, to execute a release and waiver in the form set forth in this General Release in consideration of the Company’s agreement to provide the compensation and severance amounts upon his termination of employment set out in the Agreement; and
WHEREAS, the Executive has incurred a termination of employment effective as of ___________________________, 20_;
WHEREAS, the Company and the Executive desire to settle all rights, duties and obligations between them, including without limitation all such rights, duties, and obligations arising under the Agreement or otherwise out of the Executive’s employment by the Company; and
WHEREAS, capitalized terms not otherwise defined herein have the meaning ascribed to such terms in the Agreement.
NOW THEREFORE, intending to be legally bound and for good and valid consideration the sufficiency of which is hereby acknowledged, the Executive agrees as follows:
1.RELEASE. In consideration of the Agreement and for the payments to be made pursuant to the Agreement:
(a)Executive knowingly and voluntarily releases, acquits and forever discharges the Company, and any and all of its past and present owners, parents, affiliated entities, divisions, subsidiaries and each of their respective stockholders, members, predecessors, successors, assigns, managers, agents, directors, officers, employees, representatives, attorneys, employee benefit plans and plan fiduciaries, and each of them (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, causes of action, suits, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, against them which the Executive or any of his heirs, executors, administrators, successors and assigns (“Executive Persons”) ever had, now has or at any time hereafter may have, own or hold by reason of any matter, fact, or cause whatsoever from the beginning of time up to and including the effective date of this General Release (hereinafter referred to as the

“Executive’s Claims”), including without limitation: (i) any claims arising out of or related to any federal, state and/or local labor or civil rights laws including, without limitation, the federal Civil Rights Acts of 1866, 1871, 1964 and 1991, the Rehabilitation Act, the Pregnancy Discrimination Act of 1978, the Age Discrimination in Employment Act of 1967, as amended by, inter alia, the Older Workers Benefit Protection Act of 1990, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act of 1938, as they may be or have been amended from time to time, and any and all other federal, state or local laws, regulations or constitutions covering the same or similar subject matters; and (ii) any and all other of the Executive’s Claims arising out of or related to any contract, any and all other federal, state or local constitutions, statutes, rules or regulations, or under any common law right of any kind whatsoever, or under the laws of any country or political subdivision, including, without limitation, any of the Executive’s Claims for any kind of tortious conduct (including but not limited to any claim of defamation or distress), breach of the Agreement, violation of public policy, promissory or equitable estoppel, breach of the Company’s policies, rules, regulations, handbooks or manuals, breach of express or implied contract or covenants of good faith, wrongful discharge or dismissal, and/or failure to pay in whole or part any compensation, bonus, incentive compensation, overtime compensation, severance pay or benefits of any kind whatsoever, including disability and medical benefits, back pay, front pay or any compensatory, special or consequential damages, punitive or liquidated damages, attorneys’ fees, costs, disbursements or expenses, or any other claims of any nature; and all claims under any other federal, state or local laws relating to employment, except in any case to the extent such release is prohibited by applicable federal, state and/or local law.
(b)The Executive acknowledges that he is aware that he may later discover facts in addition to or different from those which he now knows or believes to be true with respect to the subject matter of this Release, but it is his intention to fully and finally forever settle and release any and all matters, disputes, and differences, known or unknown, suspected and unsuspected, which now exist, may later exist or may previously have existed between himself and the Releasees or any of them, and that in furtherance of this intention, the Executive’s general release given herein shall be and remain in effect as a full and complete general release notwithstanding discovery or existence of any such additional or different facts.
(c)Executive represents that he has not filed or permitted to be filed and will not file against the Releasees, any claim, complaints, charges, arbitration or lawsuits and covenants and agrees that he will not seek or be entitled to any personal recovery in any court or before any governmental agency, arbitrator or self-regulatory body against any of the Releasees arising out of any matters set forth in Section 1(a) hereof. If Executive has or should file such a claim, complaint, charge, grievance, arbitration, lawsuit or similar action, he agrees to remove, dismiss or take similar action to eliminate such claim, complaint, charge, grievance, arbitration, lawsuit or similar action within five (5) days of signing this General Release. Excepted from the foregoing is any claim, charge, lawsuit, or similar matter filed with the Securities and Exchange Commission.
(d)Notwithstanding the foregoing, this General Release is not intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission (hereinafter referred to as the “EEOC”) in connection with any claim he believes he may have against the Company. However, Executive hereby agrees to waive the right to recover money damages in any proceeding he may bring before the EEOC or any other similar body or in any proceeding brought by the EEOC or any other similar body on his behalf. This General Release does not limit Executive’s right to receive a reward from a government-administered reward program for providing information directly to the Securities and Exchange Commission.

(e)This General Release does not release, waive or give up any claim for workers’ compensation benefits, indemnification or director’s and officer’s liability insurance rights, any Accrued Benefits, Severance Payments, vested retirement or welfare benefits he is entitled to under the terms of the Company’s retirement and welfare benefit plans, any other vested shares, equity or benefits (including rights with respect to vested equity or equity based awards held by the Executive) or indemnification arrangements, as in effect from time to time, any right to unemployment compensation that Executive may have, or his right to enforce his rights under the Agreement and this General Release.
2.CONFIRMATION OF OBLIGATIONS. Executive hereby confirms and agrees to his continuing obligation under the Agreement after termination of employment not to directly or indirectly disclose to third parties or use any Confidential Information (as defined in the Agreement) that he may have acquired, learned, developed, or created by reason of his employment with the Company.
3.CONFIDENTIALITY; NO COMPETITION; NONSOLICITATION.
(a)Executive hereby confirms and agrees to his confidentiality, nonsolicitation, non-competition, and dispute resolution obligations pursuant to the Agreement, and hereby confirms and agrees to his duty of loyalty and fiduciary duty to the Company under applicable statutory or common law.
(b)The Executive and the Company each agree to keep the terms of this General Release confidential and shall not disclose the fact or terms to third parties, except as required by applicable law or regulation or by court order or, as to the Company, in the normal course of its business; provided, however, that Executive may disclose the terms of this General Release to members of his immediate family, his attorney or counselor, and persons assisting him in financial planning or tax preparation, provided these people agree to keep such information confidential.
4.NO DISPARAGEMENT. The Executive agrees not to disparage the Company, and the Company shall instruct its officers to not disparage the Executive, including making any statement or comments or engaging in any conduct that is disparaging toward the Company (including the Releasees and each of them) or the Executive, as the case may be, whether directly or indirectly, by name or innuendo; provided, however, that nothing in this General Release shall restrict communications protected as privileged under federal or state law to testimony or communications ordered and required by a court, in arbitration or by an administrative agency of competent jurisdiction, or limit the Executive’s ability to communicate with or participate in any investigation or proceeding (including by providing documents or other information, without notice to the Company) regarding possible violations of federal securities laws that may be conducted by the U.S. Securities and Exchange Commission, the U.S. Department of Justice, U.S. Consumer Financial Protection Bureau or the U.S. Commodity Futures Trading Commission.
5.REMEDIES FOR BREACH. In the event that either Party breaches, violates, fails or refuses to comply with any of the provisions, terms or conditions or any of the warranties or representations of this Agreement (the “Breach”), in its sole discretion the non-breaching Party shall recover against the breaching Party damages, including reasonable attorneys’ fees, accruing to the non-breaching Party as a consequence of the Breach. Regardless of and in addition to any right to damages the non-breaching Party may have, the non-breaching Party shall be entitled to injunctive relief. The provisions of Paragraphs 1, 2, 3 and 4 hereof are material and critical terms of this Agreement, and the Executive agrees that, if he breaches any of the provisions of these paragraphs, the Company shall be entitled to injunctive relief against the Executive regardless of and in addition to any other remedies which are available.

6.NO RELIANCE. Neither the Executive nor the Company is relying on any representations made by the other (including any of the Releasees) regarding this General Release or the implications thereof.
7.MISCELLANEOUS PROVISIONS.
(a)This General Release contains the entire agreement between the Company and the Executive and supersedes any and all prior agreements, arrangements, negotiations, discussions or understandings between the Parties relating to the subject matter hereof. No oral understanding, statements, promises or inducements contrary to the terms of this General Release exist. This General Release cannot be changed or terminated orally. Should any provision of this General Release be held invalid, illegal or unenforceable, it shall be deemed to be modified so that its purpose can lawfully be effectuated and the balance of this General Release shall be enforceable and remain in full force and effect.
(b)This General Release shall extend to, be binding upon, and inure to the benefit of the Parties and their respective successors, heirs and assigns.
(c)This General Release shall be governed by and construed in accordance with the laws of the State of New York, without regard to any choice of law or conflict of law, principles, rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
(d)This General Release may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
8.EFFECTIVE DATE/REVOCATION. The Executive may revoke this General Release in writing at any time during a period of seven (7) calendar days after his execution of this General Release (the “Revocation Period”) by notifying the Company’s General Counsel via email. This General Release shall be effective and enforceable automatically on the date of actual receipt by the Chief Operating Officer of the Company of the Certificate of Non-Revocation of the General Release Agreement (the form of which is attached hereto as Attachment A) executed and dated by the Executive at least one (1) calendar day after expiration of the Revocation Period (the “Effective Date”). The Agreement is deemed revoked unless the Executive signs and delivers to the General Counsel of the Company within five (5) calendar days after the Revocation Period, the Certificate of Non-Revocation of the General Release Agreement. If the Executive timely revokes this General Release, no severance or any other payment conditioned on the effectiveness of this General Release pursuant to the Agreement or otherwise shall be due or payable by the Company to the Executive.
9.ACKNOWLEDGEMENT. In signing this General Release, the Executive acknowledges that:
(a)The Executive has read and understands the Agreement and the General Release and the Executive is hereby advised in writing to consult with an attorney prior to signing this General Release;
(b)The Executive has consulted with his attorney, and he has signed the General Release knowingly and voluntarily and understands that the General Release contains a full and final release of all of the Executive’s Claims;
(c)The Executive is aware and is hereby advised that the Executive has the right to consider this General Release for twenty-one (21) calendar days before signing it (or in the event of a group termination program forty-five (45) days), and that if the Executive signs this Agreement prior to the expiration of the twenty-one (21) calendar days (or 45 days, if applicable), the Executive is waiving the right freely, knowingly and voluntarily;
(d)No changes to this General Release, whether material or immaterial, will restart the consideration period provided in Paragraph 9(c), above;
(e)The Executive is not waiving or releasing any claims arising after the date Executive executes this General Release; and
(f)The General Release is not made in connection with an exit incentive or other employee separation program offered to a group or class of employees.
IN WITNESS WHEREOF, the Executive has executed this General Release as of the day and year first above written.

ATTACHMENT A
CERTIFICATE OF NON-REVOCATION
OF THE GENERAL RELEASE AGREEMENT
I hereby certify and represent that seven (7) calendar days have passed since the Parties signed the General Release and Waiver Agreement, dated as of _________________, 20___ (the “General Release”), and that I have NOT exercised my right to revoke that General Release pursuant to the Older Workers Benefit Protection Act of 1990 or any other provision of law. I understand that the Company and the other Releasees on behalf of themselves and their subsidiaries and affiliates, in providing me with payments and/or benefits under the General Release, are relying on this Certificate, and that I can no longer revoke the General Release.
            , 20__
Executive        Date of Execution by Executive
IMPORTANT:
This Certificate should be signed, dated and returned to General Counsel no earlier than on the eighth (8th) calendar day after the General Release is executed by both Parties, and no later than on the fifth (5th) calendar day (inclusive of said 8th calendar day) thereafter.